Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Spark Therapeutics, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-201768) of Spark Therapeutics, Inc. (formerly Spark Therapeutics, LLC) of our report dated March 14, 2016, with respect to the balance sheets of Spark Therapeutics, Inc. as of December 31, 2014 and 2015, and the related statements of operations, members’/stockholders’ equity, and cash flows for the period from March 13, 2013 (inception) through December 31, 2013 and the years ended December 31, 2014 and December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Spark Therapeutics, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 14, 2016